SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2004

NUMEREX CORP.
(Exact Name of Issuer as Specified in Charter)

Pennsylvania	0-22920	11-2948749

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1600 Parkwood Circle, Suite 200
Atlanta, Georgia

(Address of principal executive offices)

30339-2119

(Zip code)

(770) 693-5950

(Registrant’s telephone number, including area code)

Item 5. Other Events

     On January 13, 2004, Numerex Corp. (the “Company”) completed a private placement to Laurus Master Fund, Ltd. (“Laurus”) of (i) a Convertible Term Note in the principal amount of $4,500,000 (the “Company Note”), and (ii) a Common Stock Purchase Warrant (the “Warrant” and together with the Company Note, the “Securities”) to purchase up to 300,000 shares of the Company’s Class A common stock, no par value per share (“Common Stock”). The Company received net proceeds of approximately $4.27 million that will be used to retire the debt owed to BellSouth Personal Communications LLC and to provide additional working capital.

     The Company Note has a term of three years and is secured by substantially all of the assets of the Company and its U.S. subsidiaries. Each of the Company’s U.S. subsidiaries also has provided a guaranty to Laurus. The Company’s Australian subsidiary, DCX Systems Australia Pty Limited, was a signatory of the Guaranty and the Security Agreement, but has subsequently been released from its obligations under each of those agreements.

     Interest accrues on the Company Note at an annual rate of 8%, and interest and principal may be paid by the Company in either cash or in Common Stock. The Company may only use Common Stock to make such payment if the price per share of its Common Stock is greater than $5.02. However, the entire principal amount of the Company Note, and any accrued interest thereon, may be converted by Laurus into the Company’s Common Stock at a price equal to $4.56 per share (the “Fixed Conversion Price”), subject to the limitations in the paragraph below. If the amount due and payable is paid by the Company using Common Stock, the number of shares to be issued to Laurus by the Company will be determined based upon the Fixed Conversion Price. Otherwise, cash payments of interest and principal due on the Company Note must be paid at 102% of the amount then payable.

     During the six-month period following the effectiveness of a registration statement (as discussed below) and if no Event of Default (as defined in the terms of the Company Note) has occurred, Laurus may not voluntarily convert, on a monthly basis, a portion of the Company Note that exceeds 10% of that number of shares of the Company traded in the one-month period preceding a voluntary conversion by Laurus.

     The Warrant is exercisable by Laurus until January 13, 2011, and has three separate pricing tranches. The first pricing tranche is exercisable for up to 150,000 shares of Common Stock at a price of $4.75 per share. The second pricing tranche is exercisable for up to 100,000 shares of Common Stock at a price of $5.17 per share. The third pricing tranche is exercisable for up to 50,000 shares of Common Stock at a price of $5.99 per share.

     The Company has also agreed to register all of the Common Stock issuable to Laurus pursuant to the Securities, as set forth in a Registration Rights Agreement between the Company and Laurus.

     The information above summarizes, and does not provide a complete description of, the transactions consummating the issuance and sale of the Securities. The above summary is qualified in its entirely by reference to the full text of these documents, which are attached as exhibits hereto.

(c) Exhibits

4.1 Securities Purchase Agreement, dated January 13, 2004, by and between the Company and Laurus

4.2 Convertible Term Note, dated January 13, 2004, by and between the Company and Laurus

4.3 Common Stock Purchase Warrant, dated January 13, 2004, by and between the Company and Laurus

4.4 Security Agreement, dated January 13, 2004, by and among the Company, its U.S. subsidiaries, and Laurus

4.5 Guaranty, dated January 13, 2004, entered into by each of the Company’s U.S. Subsidiaries

4.6 Intercreditor Agreement, dated January 13, 2004, by and among Alethea Limited Partnership, Laurus, the Company and its U.S. subsidiaries

4.7 Registration Rights Agreement, dated January 13, 2004, by and between the Company and Laurus

4.8 Funds Escrow Agreement, dated January 13, 2004, by and among the Company, Laurus and Dechert LLP

99.1 Text of Press Release, dated January 14, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUMEREX CORP.
(Registrant)

/s/ Stratton Nicolaides

Stratton Nicolaides
President and Chief Executive Officer

Date: January 13, 2004